UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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BEAZER HOMES USA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[The following letter was sent by Beazer Homes USA, Inc. to Risk Metrics Group/Institutional Shareholder Services on July 21, 2008]
July 21, 2008
Valerie Ho
Risk Metrics Group/Institutional Shareholder Services
2099 Gaither Road
Rockville, MD 20850
Phone: 301-556-0560
Valerie.ho@riskmetrics.com
Via Email Facsimile
Dear Ms. Ho:
I am writing to you in response to your request for additional information regarding the method Beazer Homes USA, Inc. (the “Company”) intends to use to establish exchange ratios for the proposed stock option/stock-settled stock appreciation right (“SSAR”) exchange program (the “Exchange Program”), which is more fully described under “Proposal 3. — Approval of Amendments to Amended and Restated 1999 Stock Incentive Plan — Stock Option/SSAR Exchange Program for Eligible Employees, Excluding Executive Officers and Directors” contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders (the “Proxy Statement”)
As noted in the Proxy Statement, the Company proposes an Exchange Program in which it intends to offer its eligible employees the opportunity to exchange outstanding stock options and SSARs that have an exercise price greater than $26 per share (“Eligible Option/SSAR”) for new restricted shares of common stock (“Restricted Stock”) of equivalent fair market value but covering significantly fewer shares. Each Eligible Option/SSAR tendered for exchange will be exchanged for a number of new shares of Restricted Stock intended to have a fair market value equal to the fair market value of the tendered stock option or SSAR, determined using the Black-Scholes option pricing model, based on the fair market value of the Company’s common stock as of a date immediately prior to commencement of the exchange offer.
The table below provides an illustration of what the exchange ratios would have been if the Option Exchange Program had been initiated on June 16, 2008, the Record Date for the Annual Meeting. The fair market value of the Company’s common stock on that date was $5.40, and options and SSARs to acquire 420,424 shares would have been eligible for the Exchange Program on that date. The weighted average exercise price and the weighted average years remaining until expiration for these stock options and SSARs is approximately $43.23 and 4.3 years, respectively.

	Option Grant Date
	4/16/2002	7/1/2002	2/10/2004	11/4/2004	11/15/2005	2/6/2007	3/9/2007
Exercise Price of Option	$26.55	$26.51	$32.96	$38.06	$62.02	$43.10	$35.97
Expiration Date of Option	4/16/2012	7/1/2012	2/10/2011	11/4/2011	11/15/2012	2/6/2014	3/9/2014
Remaining Term (years)	3.81	4.02	2.63	3.36	4.39	5.62	5.70
Options Surrendered	4,572	2,289	76,686	90,177	74,411	171,208	1,081
Restricted Stock Issued	618	315	5921	6786	3564	17143	136
Exchange Ratio (surrendered : issued)	7.4 : 1	7.3 : 1	13.0 : 1	13.3 : 1	20.9 : 1	10.0 : 1	7.9 : 1
The exchange ratios were calculated assuming an expected volatility ranging from 55.10% to 72.47%, a risk-free rate of return ranging from 3.11% to 3.90%, and an expected dividend yield of 0.00%.
The actual exchange ratios that would be used for any exchange offer under the Exchange Program would vary based on the fair market value of the Company’s common stock at the time of the exchange offer. If the plan amendments permitting the Exchange Program are approved by stockholders, the Compensation Committee of the Board of Directors will determine whether and when to initiate the Exchange Program or any exchange offer made to implement the Exchange Program. However, the Exchange Program may be implemented by an exchange offer no later than August 5, 2009.
Please feel free to contact me with any questions regarding the foregoing.
Sincerely,
/s/ Leslie H. Kratcoski
Leslie H. Kratcoski
Vice President, Investor Relations and Corporate Communications